                                  Exhibit 11.1

                                24/7 MEDIA, INC.

                        Calculation of net loss per share

                                   (Unaudited)

                                         Three Months Ended September 30         Nine Months Ended September 30
                                         -------------------------------------   ----------------------------------
                                                1999               1998               1999              1998
                                         -------------------  ----------------   ---------------   ----------------
Net Loss ............................      $(11,668,000)      $ (6,002,000)      $(26,075,000)      $(18,375,000)

Cumulative Dividends on manditorily
convertible preferred stock .........                --            (90,000)                --           (276,000)
                                           ------------       ------------       ------------       ------------

Net loss applicable to common
          stockholders ..............      $(11,668,000)      $ (6,092,000)      $(26,075,000)      $(18,651,000)
                                           ============       ============       ============       ============

Total weighted average shares
          outstanding ...............        21,103,871         12,452,876         19,202,112          8,325,812
                                           ============       ============       ============       ============

Basic and diluted net loss per  share      $      (0.55)      $      (0.49)      $      (1.36)      $      (2.24)
                                           ============       ============       ============       ============

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